CTA INCORPORATED

                       OFFER TO PURCHASE FOR CASH
                UP TO 200,000 SHARES OF ITS COMMON STOCK
                         AT $10.10 NET PER SHARE

       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
         12:00 MIDNIGHT, ROCKVILLE, MARYLAND TIME, ON WEDNESDAY,
            DECEMBER 31, 1997, UNLESS THE OFFER IS EXTENDED.


     CTA INCORPORATED, a Colorado corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, par value $.01 per share (the "Shares"), at $10.10 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will purchase any and all Shares (up to 200,000 Shares) validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration described herein. Shares not purchased because of proration will be returned promptly.

                     ______________________________

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF
             SHARES BEING TENDERED.  THE OFFER IS, HOWEVER,
          SUBJECT TO CERTAIN OTHER CONDITIONS.  SEE SECTION 6.

                     ______________________________

                                IMPORTANT

     ANY STOCKHOLDER DESIRING TO TENDER ANY PORTION OF HIS OR HER SHARES SHOULD COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A PHOTOCOPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO CAPITOL SECURITIES MANAGEMENT INCORPORATED AT THE ADDRESS SET FORTH IN THE LAST PAGE OF THIS OFFER TO PURCHASE. IN THE EVENT A STOCKHOLDER HOLDS SHARES IN CERTIFICATE FORM SUCH STOCKHOLDER SHOULD DELIVER TO CAPITOL THE LETTER OF TRANSMITTAL ALONG WITH THE CERTIFICATE(S) FOR SUCH SHARES.

     NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                       ___________________________

     The Shares are not listed, traded or quoted on any national securities exchange or other market.

     Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at the address and telephone number set forth on the last page of this Offer to Purchase.

                       ___________________________

                 THE INFORMATION AGENT FOR THE OFFER IS:
               CAPITOL SECURITIES MANAGEMENT INCORPORATED
                       ___________________________


November 26, 1997

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                            TABLE OF CONTENTS

                                                                     PAGE

     SUMMARY                                                   1

     INTRODUCTION                                              4

     THE OFFER                                                 5

     1.   Number of Shares; Proration                          5
     2.   Tenders by Holders of Ninety-Nine or Fewer Shares    7
     3.   Procedure for Tendering Shares                       8
     4.   Withdrawal Rights                                    9
     5.   Acceptance for Payment  of Shares and Payment
          of Purchase Price                                   10
     6.   Certain Conditions of the Offer                     10
     7.   Price Range of Shares; Dividends                    12
     8.   Background and Purpose of the Offer                 13
     9.   Source and Amount of Funds                          15
     10.  Transactions and Agreements Concerning Shares       15
     11.  Financial Information Concerning the Company        16
     12.  Effects of the Offer on the Market for Shares       17
     13.  Regulatory Approvals                                18
     14.  Certain Federal Income Tax Consequences             18
     15.  Extension of Tender Period; Termination; Amendments 22
     16.  Fees, Expenses and Other Arrangements               23
     17.  Miscellaneous                                       24

                                 SUMMARY

     This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text of and the more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the respective meanings ascribed to such terms in this Offer to Purchase.

The Company                   CTA INCORPORATED,  a  Colorado corporation
                              with  principal  executive  offices at 6116
                              Executive Boulevard, Suite 800,  Rockville,
                              Maryland  20852.

The Shares                    Shares  of the Company's Common Stock,  par
                              value $.01 per Share.

Number of Shares Sought       200,000 Shares.

Purchase Price                $10.10 per  Share,  net  to  the  seller in
                              cash.

Expiration Date of Offer      Wednesday,  December  31,  1997,  at  12:00
                              Midnight, Rockville, Maryland time, unless extended by the Company pursuant to the terms hereof.

How to Tender Shares          See  Section  3.   For further information,
                              call   the   Information   Agent,   Capitol
                              Securities  Management  Incorporated,  8301
                              Greensboro  Drive,   Suite   150,   McLean,
                              Virginia 22102, tel. (800) 878-2010.

Proration                     If  more  than  200,000  Shares  have  been
                              validly  tendered  and  not withdrawn on or
                              prior to the Expiration Date,  the purchase
                              of  Shares  will  be  subject to proration.
                              After  the purchase of Odd  Lot  Shares  as
                              described  below,  Shares will be purchased
                              on a pro rata basis.   Proration  of Shares
                              will be based on the ratio of the number of
                              Shares  to  be  purchased  by  the  Company
                              pursuant  to the Offer (less Odd Lot Shares
                              purchased)  to  the  total number of Shares
                              validly  tendered by all  stockholders  and
                              not  withdrawn   (less   Odd   Lot   Shares
                              purchased).  This ratio will be applied  to
                              all   Shares   validly   tendered  by  each
                              stockholder (other than Odd  Lot owners) to
                              determine the number of Shares that will be
                              purchased from each stockholder pursuant to
                              the   Offer.    Preliminary   results    of
                              proration will be announced by mail to each
                              stockholder   as  promptly  as  practicable
                              after the Expiration Date.

Odd Lot Owners                There  will  be  no   proration  of  Shares
                              validly tendered and not  withdrawn  by any
                              stockholder beneficially owning ninety-nine
                              or fewer Shares as of the close of business
                              on   November   24,  1997  and  as  of  the
                              Expiration  Date,   who  tenders  all  such
                              Shares and completes the box captioned "Odd
                              Lots" on the Letter of Transmittal.

Withdrawal Rights             Tendered  Shares may be  withdrawn  at  any
                              time until the Expiration Date of the Offer and, unless previously purchased, after
                              12:00 Midnight,  Rockville,  Maryland time,
                              Monday, January 26, 1998.  See Section 4.

Price of Shares               $10.10 per Share.  Legg Mason  Wood  Walker
                              Incorporated ("Legg Mason"), the Company's independent appraisers for the fiscal year ending December 31, 1997, determined on September 10, 1997 that the fair market value of minority holdings of the Company's
                              Common Stock falls in a range of $8.60 per Share to $11.60 per Share with an expected value of $10.10 per Share as of June 30, 1997 (after giving effect to the sale of the Space Business to Orbital Sciences
                              Corporation).  In connection with the  ESOP
                              Purchase, Legg Mason also gave its opinion dated November 20, 1997 to the Trustee of the Company's Employee Stock Ownership Plan that the expected value is $10.10 per Share as of September 30, 1997.

Brokerage Commissions         Not  payable by stockholders.  The  Company
                              will pay  to  Capitol Securities Management
                              Incorporated ("Capitol")  a  fee  of $5,000
                              plus brokerage commissions of 1.5%  of  the
                              total   purchase   price   of   all  Shares
                              purchased by the Company in connection with
                              the Offer and reimburse Capitol for certain
                              out-of-pocket  expenses.  Capitol  provides
                              its services as  a broker/dealer for all of
                              the   Company's   transactions    in    its
                              securities.

Stock Transfer Tax            None,  except  as provided in Instruction 5
                              of the Letter of Transmittal.

Payment Date                  As  promptly  as  practicable   after   the
                              Expiration Date of the Offer.

Further Information           Any  questions,  requests for assistance or
                              requests  for  additional  copies  of  this
                              Offer   to   Purchase,    the   Letter   of
                              Transmittal or other tender offer materials may be directed to the Information Agent, Capitol Securities Management Incorporated,
                              8301 Greensboro  Drive,  Suite 150, McLean,
                              Virginia  22102, tel. (800) 878-2010.

To the Holders of Common Stock of
CTA INCORPORATED:


                              INTRODUCTION

     CTA INCORPORATED, a Colorado corporation (the "Company"), invites its stockholders to tender Shares of its Common Stock, par value $.01 per Share (the "Shares"), at $10.10 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

     NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     Each stockholder who has properly tendered and not withdrawn Shares will receive $10.10 per Share, net to the seller in cash, with respect to all Shares purchased, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and "odd lot" tenders described below. The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered and not purchased because of proration or invalid tender will be returned promptly to the tendering stockholders.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 5 of the Letter of Transmittal, stock transfer taxes on the sale of their Shares to the Company pursuant to the Offer. The Company will pay to Capitol Securities Management Incorporated ("Capitol") a fee of $5,000 plus brokerage commissions of 1.5% of the total purchase price of all Shares purchased by the Company in connection with the Offer and reimburse Capitol for certain out-of-pocket expenses. See Section 16. HOWEVER, ANY TENDERING STOCKHOLDER WHO FAILS TO COMPLY WITH THE PROCEDURES SET FORTH IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OR OTHER WITHHOLDING ON THE GROSS PAYMENTS PAYABLE TO SUCH STOCKHOLDER PURSUANT TO THE OFFER. SEE SECTION 3.

     As more fully discussed in Section 8, on August 15, 1997, the Company completed the sale of its Space and Telecommunications Systems business and the Mobile Information and Communications Services business (collectively, the "Space Business") to Orbital Sciences Corporation
("Orbital"). The Company received approximately $47.0 million of proceeds from the sale of the Space Business and decided to effect the Offer to allow stockholders to benefit from such sale. The Company intends to use approximately $2.0 million (excluding expenses) from amounts drawn under its revolving line of credit to conduct this Offer. See Section 9.

     Dr. C.E. Velez, President, Chief Executive Officer and Chairman of the Board, Mr. B.A. Claussen and Mr. Terry J. Piddington, collectively own 2,896,858 Shares constituting 63.7% of the outstanding Common Stock. Dr. Velez and Messrs. Claussen and Piddington have informed the Company that they will not tender any Shares in the Offer. On November 21, 1997, Dr. Velez and Messrs. Claussen and Piddington sold 228,960, 39,979, and 24,000 Shares, respectively, to the CTA INCORPORATED Employee Stock Ownership Plan (the "ESOP") for a purchase price of $10.10 per Share(the "ESOP Purchase").

     The Trustees of the ESOP and the Company's Defined Contribution 401(k) Retirement Plan (the "401(k) Plan") have informed the Company that they will not tender any Shares in the Offer. After giving effect to the ESOP Purchase, the Trustees of the ESOP and 401(k) Plan collectively own 877,659 Shares constituting 19.3% of the outstanding Common Stock.

     As of November 24, 1997, the Company had issued and outstanding 4,551,088 Shares. As of November 24, 1997, there were approximately 348 holders of record of Shares. As the Company has been informed by the Trustees of the ESOP and 401(k) Plan and Dr. Velez and Messrs. Claussen and Piddington that they will not tender any Shares in the Offer, the proration factor (if every stockholder other than the foregoing stockholders, tenders all of the Shares he or she owns in the Offer) is anticipated to be approximately 25.7542%. The Company currently intends to hold the Shares purchased pursuant to the Offer as treasury stock.

     The Shares are not listed, traded or quoted on any national securities exchange or other market. Legg Mason determined on September 10, 1997 that the fair market value of minority holdings of the Company's Common Stock falls in a range of $8.60 per Share to $11.60 per Share, with an expected value of $10.10 per Share (the "Appraisal"), as of June 30, 1997 (after giving effect to the sale of the Space Business to Orbital). In connection with the ESOP Purchase, Legg Mason also gave its opinion dated November 20, 1997 to the Trustee of the Company's ESOP that the expected value is $10.10 per Share as of September 30, 1997. See
Section 7.

                                THE OFFER

     1.   NUMBER OF SHARES; PRORATION.

          Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 200,000 Shares that are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) at $10.10 per Share net to the Seller in cash. The later of 12:00 Midnight, Rockville, Maryland time, on Wednesday, December 31, 1997, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." If the Offer is oversubscribed as described below, only Shares validly tendered and not withdrawn prior to the Expiration Date will be eligible for proration.

     The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions. See Section 6.

     All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

     Upon the terms and subject to the conditions of the Offer, if 200,000 or fewer Shares have been validly tendered and not withdrawn prior to the Expiration Date, the Company will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more than 200,000 Shares have been validly tendered and not withdrawn prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

          (a) first, all Shares validly tendered and not withdrawn prior to the Expiration Date by any stockholder (an "Odd Lot Owner") who was as of the close of business on November 24, 1997, and will continue to be at the Expiration Date, the record or beneficial owner of an aggregate of ninety-nine or fewer Shares ("Odd Lot Shares"), all of which are being tendered (partial tenders will not qualify for this preference), and who completes the box captioned "Odd Lots" on the Letter of Transmittal; and

          (b) then, after purchase of all of the foregoing Shares, all Shares validly tendered and not withdrawn prior to the Expiration Date on a pro rata basis if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

     If proration of tendered Shares is required, the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven business days after the Expiration Date because of the difficulty in determining the number of Shares validly tendered and as a result of the "odd lot" procedures described in Section 2 (the "Odd Lot Procedure"). Proration of Shares, other than Shares tendered pursuant to the Odd Lot Procedure, will be based on the ratio of the number of Shares to be purchased by the Company pursuant to the Offer (less Odd Lot Shares purchased) to the total number of Shares validly tendered by all stockholders and not withdrawn (less Odd Lot Shares purchased). This ratio will be applied to all Shares tendered by each stockholder (other than an Odd Lot Owner) to determine the number of Shares that will be purchased from such stockholder pursuant to the Offer. Preliminary results of proration will be announced by mail to each stockholder as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Information Agent.

     As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares, and if tendering, how many Shares to tender. The Letter of Transmittal affords each tendering stockholder tendering Shares in certificate form the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration, which may also affect the tax consequences to a stockholder.

     THE COMPANY EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO PURCHASE ADDITIONAL SHARES PURSUANT TO THE OFFER OR TO DECREASE THE NUMBER OF SHARES BEING SOUGHT PURSUANT TO THE OFFER. If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in
Section 15, the Offer will be extended until the expiration of ten business days from the date of publication of such notice.

     The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to amend the Offer in any respect. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement thereof.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Rockville, Maryland time.

     Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares.

     2.   TENDERS BY HOLDERS OF NINETY-NINE OR FEWER SHARES.

          All Shares validly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of any stockholder who was, as of the close of business on November 24, 1997, and will continue to be at the Expiration Date, the record or beneficial owner of an aggregate of ninety-nine or fewer Shares all of which are being tendered will be accepted without proration, provided that the stockholder completes the box captioned "Odd Lots" on the Letter of Transmittal. See Section 1. Partial tenders will not qualify for this preference, and it is not available to beneficial holders of more than ninety-nine Shares, even if such holders have separate stock certificates for ninety-nine or fewer Shares.

     As of November 24, 1997, there were approximately 348 holders of record of Shares. Approximately 16% of the holders of record of Shares held individually ninety-nine or fewer Shares and held in the aggregate approximately 1,913 Shares. Any Odd Lot Owner wishing to tender all of his or her Shares free of proration must complete the box captioned "Odd Lots" on the Letter of Transmittal.

     3.   PROCEDURE FOR TENDERING SHARES.

          PROPER TENDER OF SHARES. To tender Shares validly pursuant to the Offer the tendering stockholder must deliver a properly completed and duly executed Letter of Transmittal or photocopy thereof and any other documents required by the Letter of Transmittal prior to the Expiration Date to Capitol at its address set forth in the last page of this Offer to Purchase (by mail, by hand or by facsimile). In the event a stockholder holds Shares in certificate form, such stockholder should deliver to Capitol the Letter of Transmittal along with the certificate(s) for such Shares.

     The method of delivery of Shares and all other required documents is at the election and risk of the tendering stockholder and delivery will be deemed made only when actually received by Capitol. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

     FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding equal to 31% of the gross payments payable pursuant to the Offer, each stockholder who does not otherwise establish an exemption from backup withholding must notify the Company of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the Letter of Transmittal.

     For a discussion of certain United States federal income tax consequences generally applicable to tendering stockholders, see Section 14.

     DETERMINATION OF VALIDITY. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of which or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the Conditions of the Offer and any defect or irregularity in any tender of any particular Shares. No tender of Shares will be deemed validly made until all defaults or irregularities have been cured or waived. Neither the Company, Capitol, nor any other person is or will be under any duty to give notice of any defects or irregularities in tenders, and neither of them will incur any liability for failure to give any such notice.

     RULE 14E-4. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person, directly or indirectly, to tender Shares for his or her own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount tendered (x) in Shares or (y) in other securities immediately convertible into, or exercisable or exchangeable for, Shares and, upon the acceptance of such tender, will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     4.   WITHDRAWAL RIGHTS.

          Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, Rockville, Maryland time, Monday, January 26, 1998 unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, or is delayed in accepting for payment or paying for Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, Capitol may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this
Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

     To be effective, a written or facsimile transmission notice of withdrawal signed by the tendering stockholder must be timely received by Capitol at its address set forth in the Summary of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. In addition, such notice must specify, the name and number of the account at Capitol to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company, Capitol, nor any other person will be under any duty to give notification of any defect or irregularity in any notice of
withdrawal   or  incur  any  liability  for  failure  to  give  any  such notification.

     5.   ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT
          OF PURCHASE PRICE.

          Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, the Company will (subject to the proration provisions of the Offer) accept for payment and pay for Shares validly tendered up to 200,000 Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Capitol of a confirmation of a book-entry transfer of such Shares into the Company's account at Capitol, a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof and any other required documents (including, if applicable, certificates for Shares).

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to Capitol of the Company's acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by delivering the Purchase Price therefor to Capitol. Capitol will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders (by check mailed directly to the tendering stockholders) as promptly as practicable. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

     Certificates for all Shares not purchased will be returned as promptly as practicable without expense to the tendering stockholder or Shares will be credited to the tendering stockholder's account maintained with Capitol by book-entry transfer.

     Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 5 of the Letter of Transmittal.

     6.   CERTAIN CONDITIONS OF THE OFFER.

          Notwithstanding any other provisions of the Offer, the Company shall not be required to accept for payment or, subject to the provisions of the Offer, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if at any time prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by the Company in its sole judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Company):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal or any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency, tribunal or other person, that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer, or (ii) in the sole judgment of the Company, would or might materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, or to the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, or (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

          (c) it shall have been publicly disclosed or the Company shall have learned that (i) any new person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, (ii) any such person or group that on or prior to November 24, 1997, has beneficial ownership of more than 5% of the outstanding Shares thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares, (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares, or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad which, in the Company's sole judgment, would or might have a material adverse effect on the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries or on the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

          (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company or any subsidiary, shall have been proposed, announced or made by a person other than the Company; or

          (f) there shall have occurred any event or events that in the Company's sole judgment would or might result in an actual or possible change in the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     Any of the foregoing conditions may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

     7.   PRICE RANGE OF SHARES; DIVIDENDS.

          The Shares are not listed, traded or quoted on any national securities exchange or other market. Legg Mason, the Company's independent appraiser, has conducted appraisals of the Company's Shares since 1986. Legg Mason determined on September 10, 1997 that the fair market value of minority holdings of the Company's Common Stock falls in a range of $8.60 per Share to $11.60 per Share, with an expected value of $10.10 per Share, as of June 30, 1997 (after giving effect to the sale of the Space Business to Orbital). In connection with the ESOP Purchase, Legg Mason also gave its opinion dated November 20, 1997 to the ESOP that the expected value is $10.10 per Share as of September 30, 1997.

     Information on the Company's market for its Common Stock and related shareholder matters is included under the caption "Item 5. Market for Registrant's Common Equity and Related Stockholder Matters" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and is incorporated herein by reference.

     It is the current policy of the Company to retain all earnings to provide funds for the Company's growth. Therefore, the Company has no current intention of paying cash dividends on the Common Stock. The Company has not made any distributions to its shareholders since 1988. The Company is prohibited from paying dividends under its bank credit agreement. The agreement expires on September 30, 2000.

     8.   BACKGROUND AND PURPOSE OF THE OFFER.

          On August 15, 1997, the Company consummated the sale of its Space Business to Orbital. The Company received approximately $47.0 million of proceeds from the sale of the Space Business and decided to effect the Offer to allow stockholders to benefit from such sale.

     The Board of Directors decided to proceed with the Offer because (i) it would provide participating stockholders with an opportunity to obtain liquidity with respect to certain of their Shares in a tax advantageous transaction; (ii) it would give the Company a capital structure in which the Company's average after-tax cost of capital is reduced; (iii) it should permit each Share outstanding after the Offer to participate in a greater percentage of any earnings of the Company and (iv) to the extent that the Offer results in a reduction in the number of stockholders of record, it would reduce the costs to the Company for stockholder services, including mailing and printing costs.

     The Board of Directors believes that the terms of the Offer including the Purchase Price of $10.10 per Share, is fair to unaffiliated stockholders of the Company, including those stockholders who tender their Shares in the Offer. The Board of Directors has received the opinion of Legg Mason dated September 10, 1997, that the fair market value of minority holdings of the Company's Common Stock falls in a range of $8.60 per Share to $11.60 per Share, with an expected value of $10.10 per Share as of June 30, 1997 (after giving effect to the sale of the Space Business to Orbital). In connection with the ESOP Purchase, Legg Mason also gave its opinion dated November 20, 1997 to the Trustee of the ESOP that the expected value is $10.10 per Share as of September 30, 1997. The full text of the Legg Mason written appraisal, which sets forth the assumptions made, procedures followed, matters considered and scope of review by Legg Mason in rendering its appraisal is on file with the Securities and Exchange Commission as an Exhibit to the Company's Issuer Tender Offer Statement on Schedule 13E-4 filed in connection with the Offer. Based on the foregoing and given that stockholders are not obligated to tender any Shares pursuant to the Offer, the Board of Directors believes that the Offer is fair to the Company's stockholders.

     Legg Mason has been the Company's independent appraiser since 1986. The Company has paid Legg Mason a fee of $25,000 in connection with the delivery of the Appraisal. No portion of the fee was contingent upon the consummation of the Offer or the conclusions reached in the Appraisal. In addition, the Company has agreed to pay Legg Mason's reasonable out-of-pocket expenses up to $4,000 and to indemnify Legg Mason against certain liabilities directly or indirectly in connection with, arising out of, based upon, or in any way related to, its engagement by the Company (including with respect to federal securities laws).

     The Company currently  intends to hold the Shares purchased pursuant
to the Offer as treasury stock.   Although  the  Company  has  no current
plans to reissue any of such Shares, they may be reissued in the future.

     Except as disclosed in this Offer to Purchase, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company; (f) any material change in the Company's corporate structure or business; (g) any change in the Company's certificate of incorporation or bylaws or any action which may impede the acquisition of control of the Company by any person; or (h) the suspension of the Company's obligation to file reports pursuant to
Section 15(d) of the Exchange Act.

     Statements contained in this Offer to Purchase, including statements with respect to the future earnings prospects and growth in earnings per Share are not historical facts and are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Each of these items is dependent on the earnings of the Company. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Some of the most important factors which would impact the Company's earnings include, but are not limited to, the Company's higher leverage, the Company's higher debt service requirements, restrictions under the Company's debt instruments, the concentrated ownership of the Company, the risks associated with competition and technological innovation by competitors, general economic conditions in industries that use the Company's products, general business cycles, political, economic or other disruptions in the Company's foreign markets, the Company's concentration of customers, increases in interest rates, exchange rate fluctuations, departures of the Company's key personnel for any reason, the uncovering of any liability currently unknown to the Company, and new and different legal and regulatory requirements and governmental approvals.

     NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     9.   SOURCE AND AMOUNT OF FUNDS.

          The Company estimates that its maximum cost of purchasing 200,000 Shares pursuant to the Offer (including all fees and expenses relating to the Offer, but excluding interest on, and fees with respect to, funds borrowed to finance such purchase of Shares) will approximate $2.1 million. The funds to pay all such costs will be obtained from a $15.0 million secured revolving line of credit under a financing and security agreement between the Company and First Union Commercial
Corporation (the "Lender") dated November 6, 1997 (the "Financing Agreement"). The Financing Agreement provides for a $15.0 million secured revolving line of credit ($4.0 million sublimit for letters of credit) and a $5.0 million term loan.

     Amounts drawn under the Financing Agreement bear interest at the rate of interest from time to time established and publicly announced by Lender as its prime rate (the "Prime Rate").

     In addition, the Company may, under certain circumstances, elect to have specified amounts drawn under the Financing Agreement bear interest at the LIBOR rate (as defined in the Financing Agreement) plus an additional LIBOR rate of 1.5%, 1.75% or 2%, depending on certain circumstances. The unused line fee under the Financing Agreement is currently .003% of the average daily unused commitment and is paid on a quarterly basis. Additionally, letter of credit fees of 1.5% or 1.75% of the average daily balance of outstanding letters of credit are payable to the Lender. Interest payable on amounts outstanding under the Financing Agreement is due and payable monthly beginning November 30, 1997 and continuing on the last day of each month thereafter until maturity. The principal amount outstanding under the Financing Agreement is due and payable in full on September 30, 2000.

     The Financing Agreement is secured by the Company's assets. The Financing Agreement contains usual and customary affirmative, negative and financial covenants, including restrictions and conditions regarding capital expenditures, payment of dividends, asset sales, investments, sales of stock, incurrence of additional indebtedness, and other matters.

     The Company expects to repay borrowings incurred to finance the purchases of Shares in the Offer out of the proceeds of public or private offerings of securities, additional bank borrowings, internally generated funds or other financings, or a combination of the foregoing, as the Company may deem appropriate depending on business and market conditions at the time.

     10.  TRANSACTIONS AND AGREEMENTS CONCERNING SHARES.

          Dr. Velez, President, Chief Executive Officer and Chairman of the Board, and Messrs. Claussen and Piddington, collectively own 2,896,858 Shares of Common Stock, constituting 63.7% of the outstanding Common Stock. Dr. Velez and Messrs. Claussen and Piddington have informed the Company that they will not tender any Shares in the Offer. On November 21, 1997, Dr. Velez and Messrs. Claussen and Piddington sold 228,960, 39,979, and 24,000 Shares, respectively to the ESOP for a purchase price of $10.10 per Share.

     The Trustees of the ESOP and the 401(k) Plan have informed the Company that they will not tender any Shares in the Offer. After giving effect to the ESOP Purchase, the Trustees of the ESOP and 401(k) Plan collectively own 877,659 Shares constituting 19.3% of the outstanding Common Stock.

     Except as set forth above, based upon the Company's records and upon information provided to the Company by its directors and executive officers, (i) neither the Company nor, to the Company's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer, or any director or executive officer of its subsidiaries, has engaged in any transactions involving the Shares during the 40 business days preceding the date hereof and (ii) except for outstanding options to purchase Shares, neither the Company nor, to the Company's knowledge, any of its directors or officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to the Shares.

     Immediately prior to the ESOP purchase, (i) Dr. Velez owned 2,550,000 Shares, representing 56% of the then outstanding Shares, (ii)
Mr. Claussen owned 399,720 Shares, representing 8.8% of the then outstanding Shares, and (iii) Mr. Piddington owned 240,001 Shares representing 5.3% of the then outstanding Shares. After giving effect to the ESOP Purchase and assuming the Company purchases 200,000 in the Offer
(i) Dr. Velez will own 2,321,040 Shares, representing 53.3% of the then outstanding Shares, (ii) Mr. Claussen will own 359,817 Shares, representing 8.3% of the then outstanding Shares, and (iii) Mr. Piddington will own 216,001 Shares, representing 5.0% of the then outstanding Shares.

     11.  FINANCIAL INFORMATION CONCERNING THE COMPANY.

              SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED
                          FINANCIAL INFORMATION
           (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

          Set forth below is certain summary historical consolidated and certain pro forma financial information of the Company and its subsidiaries. The historical financial information (other than the ratio of earnings to fixed charges) has been derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company's 1996 Annual Report") and from the unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Company's 1997 Third Quarter Report"), each of which is incorporated by reference herein, and other information and data contained in the Company's 1996 Annual Report and the Company's 1997 Third Quarter Report. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "Miscellaneous." The summary pro forma consolidated financial information is based on certain assumptions and estimates, and therefore does not purport to be indicative of the results that would actually have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.

                         YEARS ENDED                 Nine Months Ended
                         DECEMBER 31,                  SEPTEMBER 30,
                    -------------------------   ---------------------------
                                     1996 Pro                      1997 Pro
                    1995      1996   FORMA(1)   1996       1997    FORMA(1)
INCOME STATEMENT
Contract revenue $105,224   $96,246            $70,729   $69,650
Income(loss) from
   continuing ops   2,349       276                 (2)    1,497
Income(loss) from
  discontinued ops   (403)  (11,313)            (3,438)   (1,490)
Gain on disposal
  of segment            0         0                  0     3,016
Net income (loss)   1,946   (11,037)            (3,440)    3,023
Earnings (loss)
  per share         $0.41    ($2.49) ($2.60)    ($0.78)    $0.79    $0.67
Weighted average
shares
outstanding     4,709,268 4,437,543 4,237,543 4,397,973 4,684,184  4,484,184
Ratio of
earnings to
fixed charges      2.49:1        NM        NM        NM   1.76:1

                                                     SEPTEMBER 30, 1997
                           DECEMBER 31,          ----------------------------
                             1996                 ACTUAL         PRO FORMA(1)
BALANCE SHEET DATA:
Working capital             $13,721              $15,227              $13,207
Total assets                 92,690               48,376               46,356
Total  assets, less
excess of cost of assets     87,642               48,376               46,356
  acquired over book value
Short-term debt              28,335               13,106               15,126
Long-term debt               15,000                    0                    0
Stockholders' equity         17,793               20,729               18,709
Book value per share          $3.91                $4.56                $4.12

Notes to Summary Historical and Pro Forma Consolidated Financial Information:
(1) Gives effect to the purchase of 200,000 Shares of Common Stock at $10.10 per share of Common Stock pursuant to the Offer.

     12.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES

          The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares and potentially the number of holders of Shares.

     Stockholders who determine not to tender Shares in the Offer or whose Shares are not purchased in the Offer will realize an increase in their percentage ownership interest in the common equity of the Company and thus, in the Company's assets and any future earnings of the Company. Because of the smaller number of Shares outstanding after consummation of the Offer, increases or decreases in net earnings will result in proportionately greater increases or decreases in earnings per Share.

     13.  REGULATORY APPROVALS.

          The Company is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer or of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer, except as may otherwise be required under federal or state securities laws. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

     14.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

          The following summary is a general discussion of certain of the U.S. federal income tax consequences of the Offer. This summary is based on laws, regulations, rulings, and decisions now in effect, all of which are subject to change, possibly retroactively, and any such change could affect the continuing validity of the discussion. No opinions of counsel or rulings from the Internal Revenue Service (the "Service") as to any of the matters discussed in this summary have been requested or received.

     This summary does not discuss any aspects of state, local, foreign, or other tax laws. Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions, broker dealers, and stockholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. The summary assumes that stockholders hold their Shares as a capital asset.

     EACH STOCKHOLDER IS URGED TO CONSULT AND RELY ON HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE TAX CHANGES.

     IN GENERAL. A stockholder's exchange of Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"). Such exchange will constitute a "redemption" within the meaning of Section 317 of the Code, which will result in the following federal income tax consequences.

     TREATMENT AS A SALE OR EXCHANGE. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as a distribution from the Company in part or full payment for the Shares exchanged. Such treatment will result in a stockholder recognizing gain or loss equal to the difference between (a) the cash received by the stockholder pursuant to the Offer and
(b) the stockholder's tax basis in the Shares surrendered. Assuming the Shares are held as a capital asset, such recognized gain or loss will be capital gain or loss. In the case of individuals, if the Shares were held longer than eighteen months, any resulting gain will be subject to federal income tax at a maximum rate of 20%, and if the Shares were held between twelve months but not more than eighteen months, such capital gain will be subject to federal income tax at a maximum rate of 28%. Gain from the sale of Shares held less than twelve months generally will be taxed at ordinary income rates.

     TREATMENT AS A DIVIDEND. If none of the provisions under Section 302(b) of the Code is satisfied, a stockholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the cash received pursuant to the Offer, to the extent of such stockholder's pro rata share of the Company's earnings and profits, as calculated for U.S. federal income tax purposes. The Company anticipates that its available earnings and profits will be sufficient for all of the amounts distributed to be taxed as a dividend. In the event that the transaction is treated as a dividend distribution to a stockholder for federal income tax purposes, such stockholder's tax basis in the Shares actually redeemed will be added to the tax basis of such stockholder's remaining actually owned or constructively owned Shares in the Company. No assurance can be given that any of the provisions under Section 302(b) will be satisfied as to any particular stockholder and thus no assurance can be given that any particular stockholder will not be treated as having received a dividend taxable as ordinary income.

     CONSTRUCTIVE OWNERSHIP OF STOCK. In determining whether the provisions under Section 302(b)(1), 302(b)(2), or 302(b)(3) of the Code, as described below, are satisfied, a stockholder must take into account not only Shares actually owned by such stockholder but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the stockholder has an interest and Shares that such stockholder has the right to acquire by exercise of an option or by conversion of convertible securities.

     THE PROVISIONS OF SECTION 302(B). Under Section 302(b) of the Code, a redemption will be taxed as a sale or exchange, and not as a dividend, if it
(1)  is  "not  essentially   equivalent  to  a  dividend"  with  respect  to  a
stockholder; (2) is "substantially disproportionate" with respect to a stockholder; (3) results in a "complete redemption" of all of the Shares owned by a stockholder; or (4) is a redemption in "partial liquidation" from a stockholder that is not a corporation. Each stockholder should be aware that, under certain circumstances, sales or transfers of shares contemporaneously with exchanges pursuant to the Offer as part of an overall plan to reduce a stockholder's interest in the Company may be taken into account in determining whether the tests under clauses (1), (2), and (3) above are satisfied. Also, subsequent purchases by the Company may be taken into account in determining whether the tests under clauses (1), (2), and (3) above are satisfied. If every stockholder, excluding Dr. Velez, Messrs. Claussen and Piddington and the Trustees of the ESOP and the 401(k) Plan, elects to tender the full amount of their Shares available for tender, a tendering stockholder should experience a reduction in such stockholder's interest in the Company. Under certain circumstances, depending on whether and to what extent other tendering stockholders tender their Shares, a stockholder who tenders less than all of its Shares could experience an increase in its interest in the Company. In such an event the stockholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the cash received pursuant to the Offer, to the extent of the stockholder's pro rata share of the Company's earnings and profits, as calculated for federal income tax purposes.

     A description of each of the provisions of Section 302(b) is as follows:

     (1) NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND. The receipt of cash by a stockholder in exchange for Shares pursuant to the Offer will generally be "not essentially equivalent to a dividend" within the meaning of Section 302(b)(1) of the Code if the sale of Shares results in a "meaningful reduction" of the stockholder's interest in the Company. Based on a published Service ruling, dividend treatment will likely not apply if, taking into account the constructive ownership rules set forth in Section 318 of the Code, (a) the stockholder's relative stock interest in the Company is minimal, (b) the stockholder exercises no control over the Company's affairs and (c) there is a reduction in the stockholder's proportionate interest in the Company.

     (2) A SUBSTANTIALLY DISPROPORTIONATE REDEMPTION. The receipt of cash by a stockholder will be "substantially disproportionate" with respect to such stockholder within the meaning of Section 302(b)(2) of the Code if the percentage of the then outstanding Shares actually and constructively owned by the stockholder immediately following the exchange of Shares pursuant to the Offer is less than 80 percent of the percentage of the outstanding Shares actually and constructively owned by such stockholder immediately before such exchange, provided that immediately after the exchange such stockholder owns actually and constructively less than 50 percent of the total voting power.

     (3) A COMPLETE REDEMPTION OF INTEREST. The receipt of cash by a stockholder will result in a "complete redemption" of all the Shares owned by the stockholder within the meaning of Section 302(b)(3) of the Code if either
(a) all the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer or (b) all the Shares actually owned by the stockholder are sold pursuant to the Offer, the only Shares the stockholder constructively owns are actually owned by such stockholder's family members, and the stockholder is eligible to waive and effectively waives, under procedures described in Section 302(c), such constructive ownership.

     (4) A PARTIAL LIQUIDATION. The receipt of cash by a noncorporate stockholder pursuant to the Offer may qualify as a redemption under a plan of "partial liquidation" under Section 302(b)(4) of the Code if the distribution is "not essentially equivalent to a dividend (determined at the corporate level rather than at the stockholder level)" and certain other conditions are satisfied. Under the Code, all distributions under a plan of partial liquidation must be made by the end of the taxable year succeeding the taxable year of the corporation in which such plan of partial liquidation was adopted. It is unclear whether the distribution of cash pursuant to the Offer will qualify as distribution in partial liquidation.

     APPLICATION OF SECTION 302(B) TESTS. Stockholders may qualify for sale or exchange treatment if any of the other provisions of Section 302(b) of the Code, as described above, are applicable, taking into account the relevant constructive ownership rules. If none of the Code Section 302(b) tests are satisfied, the redemption of Shares would be treated as a dividend and taxable as described above under "Treatment as a Dividend." Holders are strongly urged to consult their tax advisors in regard to the treatment of the redemption of Shares in their particular situation.

     SPECIAL RULES FOR CORPORATE STOCKHOLDERS. If the redemption of Shares of a corporate stockholder of the Company is either "not essentially equivalent to a dividend," a "substantially disproportionate" redemption, or a "complete termination of interest," under the Code Section 302(b) provisions described above, then such stockholder receives sale or exchange treatment. Because the "partial liquidation" provision of Section 302(b)(4) is applicable only to noncorporate stockholders, if the exchange qualifies only as a "partial liquidation" or fails to qualify under any of the Section 302(b) provisions as a redemption, then a corporate stockholder is deemed to receive a dividend.

     Upon receipt of a dividend from the Company, a corporate stockholder that owns less than 20 percent of the Company is eligible for a dividends received deduction equal to 70 percent of the amount of the distribution, subject to applicable limitations, including those related to "debt financed portfolio stock" under Section 246A of the Code and to the holding period requirements of
Section 246 of the Code. In addition, any amount received by a corporate stockholder that is treated as a dividend may constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury Regulations yet to be promulgated). Under
Section 1059, a corporate stockholder must reduce the tax basis of all of such stockholder's Shares (but not below zero) by the "nontaxed portion" of any "extraordinary dividend" and, if such nontaxed portion exceeds the stockholder's tax basis for the Shares, must treat any such excess as gain from the sale or exchange of such Shares in the year the payment is received.
Section 1059 will apply to the extent that the redemption of Shares is a redemption in partial liquidation for United States federal income tax purposes, as described above.

     BACKUP WITHHOLDING. Certain noncorporate stockholders may be subject to backup withholding at a rate of 31% on cash received pursuant to the redemption of Shares. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper taxpayer identification number or when the taxpayer is notified by the Service that the taxpayer has failed to report payments of interest and dividends properly. Each noncorporate stockholder should consult its own tax advisor regarding its qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption. For a discussion of certain withholding tax consequences to tendering stockholders, see Section 3.

     NON-U.S. HOLDERS. The Company will withhold United States federal income tax at the rate of 30% from cash distributed to Non-U.S. Holders (as defined below) pursuant to the redemption of Shares, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such cash is effectively connected with the conduct of a trade or business in the United States. For this purpose, a "Non-U.S. Holder" is a beneficial owner of Shares other than a beneficial owner that is for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a U.S. domestic corporation or (iii) otherwise subject to U.S. federal income tax on a net income basis in respect of the Shares. A Non-U.S. Holder may be eligible to obtain a refund of tax withheld if such stockholder meets one of the tests for capital gain or loss treatment described above, or is otherwise able to establish that no tax or a reduced amount of tax was due. Backup withholding will generally not apply to amounts subject to the 30-percent or treaty-reduced rate of withholding.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER (INCLUDING THE APPLICABILITY AND EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES AND FOREIGN, STATE AND LOCAL TAX LAWS AND POSSIBLE TAX LAW CHANGES) OF THE SALE OF SHARES PURSUANT TO THE OFFER.

     15.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

          The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment by giving oral or written notice of such termination to Capitol and making a public announcement thereof or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares, in each case, upon the occurrence of any of the conditions specified in Section 6 and (ii) at any time or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the PR Newswire, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., Rockville, Maryland time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated under the Exchange Act.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an Offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. Pursuant to Rule 13e-4(f)(1), the Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or (b) increase (except for an increase not exceeding 2% of the outstanding Shares) or decrease the number of Shares it seeks.

     16.  FEES, EXPENSES AND OTHER ARRANGEMENTS.

          The Company has retained Capitol as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile transmission and personal interviews. Capitol has not been retained to make solicitations or recommendations in connection with the Offer.

     Certain directors, officers, or employees of the Company may, from time to time, contact stockholders to provide them with information regarding the Offer. Such directors, officers or employees will not make any recommendation to any stockholder as to whether to tender all or any Shares and will not solicit the tender of any Shares. The Company will not compensate any director, officer or employee for this service.

     Other than Capitol, the Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer.

     The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer. See Instruction 5 of the Letter of Transmittal.

     Legg Mason has received a fee of $25,000 in connection with the delivery of the Appraisal. In addition, the Company has agreed to pay Legg Mason's reasonable out-of-pocket expenses up to $4,000 and to indemnify Legg Mason against certain liabilities, directly or indirectly, in connection with, arising out of, based upon, or in any way related to, its engagement by the Company (including with respect to federal securities laws).

     The Company will pay to Capitol a fee of $5,000 plus brokerage commissions of 1.5% of the total purchase price of all Shares purchased by the Company in connection with the Offer and reimburse Capitol for certain out-of-pocket expenses. Capitol provides its services as a broker/dealer for all of the Company's transactions in its securities.

     17.  MISCELLANEOUS.

          The Company is subject to certain of the informational requirements of the Exchange Act and in accordance therewith files reports, and other information with the Commission relating to its business, financial condition and other matters. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a Web site that contains such reports, and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Schedule 13E-4 may not be available at the Commission's regional offices.

     The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                               CTA INCORPORATED


November 26, 1997

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Shares to the Information Agent at its address set forth below.



Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent.


                    THE INFORMATION AGENT FOR THE OFFER IS:
                  CAPITOL SECURITIES MANAGEMENT INCORPORATED
                             8301 GREENSBORO DRIVE
                                   SUITE 150
                            MCLEAN, VIRGINIA  22102
                              TEL. (800) 878-2010